EXHIBIT 10.1
EXECUTION COPY
EMPLOYMENT AGREEMENT
     AGREEMENT by and among FIRST INDUSTRIAL, L.P. (the “Employer”), FIRST INDUSTRIAL REALTY TRUST, INC. (“FR” and, together with the Employer, the “Company”) and BRUCE W. DUNCAN (the “Executive”), executed and effective on January 9, 2009 (the “Effective Date”).
     WHEREAS, the Employer is desirous of employing the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Employer on such terms and conditions and for such consideration.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Term. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (the “Employment Period”), unless previously terminated in accordance with the provisions of Section 3 hereof.
     2. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve the Employer, and shall act as the President and Chief Executive Officer of FR, and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of FR (the “Board”). The Executive shall have such responsibilities, power and authority as those normally associated with the position of President and Chief Executive Officer in public companies of a similar stature to FR. The Executive shall be the senior-most executive of each of the Companies and shall report solely and directly to the Board. The Executive shall perform his services at the principal offices of the Company in the Chicago, Illinois area and shall travel for business purposes to the extent necessary or appropriate in the performance of such services. The Executive shall be appointed to the Board as of the Effective Date, and shall be nominated for reelection to the Board at the 2009 meeting of FR shareholders and each other meeting of FR shareholders occurring during the Employment Period at which the Executive’s Board seat is up for election, and so long as Executive remains on the Board shall serve without compensation other than that herein provided. Unless otherwise requested by the entire Board, upon Executive’s cessation of employment with the Employer for any reason, Executive shall resign from the Board.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve (A) on the board of directors of Starwood Hotels and Resorts Worldwide, Inc. and to serve as chairman of such board and, if the Executive no longer serves on such board, to serve on the board of one other for-profit corporation selected by the Executive (subject to the reasonable approval of the Board), or (B) on civic or charitable boards or committees, or to deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as the activities described in the preceding clauses (A) and (B) do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of FR’s Code of Business Conduct and Ethics.
     (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive from the Employer an annual base salary (“Annual Base Salary”) of $800,000. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall not be reduced after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall be paid at such intervals as the Employer pays executive salaries generally.
     (ii) Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective and reasonably attainable performance criteria. The performance criteria for any particular calendar year shall be upon in good faith by the Committee no later than 90 days after the commencement of such calendar year and, in any event, shall be substantially consistent with the performance criteria applicable to other senior executives of the Company for the applicable year. Executive’s Annual Bonus for a calendar year shall equal 150% of his annualized year-end base salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Committee for that year when it established the targets and performance criteria for that year), and with a maximum bonus no greater than 200% of his annualized year-end Annual Base Salary. The Executive’s Annual Bonus for a calendar year shall be determined by the Committee after the end of the calendar year and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the following calendar year, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement implemented by the Employer that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In carrying out its functions under this Section 2(b)(ii), the Committee shall at all times act reasonably and in good faith, and shall consult with Executive to the extent appropriate. The Annual Bonus shall be paid in cash, fully vested and freely transferable shares of common stock of FR (“Common Stock”) or a combination thereof, as determined by the Committee; provided that the percentage of the Executive’s Annual Bonus paid in stock shall not be greater than that of other senior executives generally.
     (iii) Long-Term Awards. (A) Commencing with the annual grant of long-term awards to senior executives of the Company during 2010, the Executive shall be entitled to participate in all long-term cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company on a level determined by the Committee reasonably and in good faith to be commensurate with his position. The amount of Executive’s annual long-term awards shall be determined by the Committee in good faith in its sole discretion; provided that the value of Executive’s annual long term awards shall be no less than that of senior executive officers generally.
     (B) On the Effective Date, the Executive shall be granted by FR a “sign-on award” of restricted stock units in respect of 1,000,000 shares of Common Stock (the “Sign-On RSUs”) pursuant to the Restricted Stock Unit Award Agreement attached hereto as Exhibit A. The Sign-On RSUs shall be granted pursuant to the “employment inducement award” exception to the shareholder approval requirements of the New York Stock Exchange set forth in Rule 303A.00 of the New York Stock Exchange Listed Company Manual, and the Common Stock underlying the Sign-On RSUs shall be promptly registered by the Company on Form S-8 promptly following the Effective Date.
     (iv) Benefits. Other than as stated in Section 2(b)(iii)(A) above, during the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company. Each of the Employer and FR reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law. In addition, during the Employment Period the Executive shall receive from the Employer an automobile allowance of $800 per month. The Executive shall be promptly reimbursed by the Employer for the reasonable legal fees and expenses incurred by him in connection with the negotiation and execution of this Agreement, provided that in no event shall reimbursements by the Employer under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such fees that the Employer is obligated to reimburse any given calendar year shall not affect the fees that the Employer is obligated to reimburse in any other calendar year, and the Executive’s right to have the Employer reimburse such fees may not be liquidated or exchanged for any other benefit.
     (v) Vacation. During the Employment Period, the Executive shall be entitled to receive annual paid vacation per year in accordance with the Company’s policies, but not less than five weeks per year. Unused vacation time shall not accrue and carry over from year to year.
     (vi) Indemnification; Insurance. During the Employment Period and thereafter, each of the Employer and FR agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Employer or FR, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or FR or other entity at the request of the Employer or FR, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Employer or FR. In addition, the Company agrees to continue and maintain, at the Company’s expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period throughout all applicable limitations periods that is no less favorable to the Executive than the policy covering active employees, directors and senior officers of the Employer or FR.
     (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive from the Employer prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s policies.
     3. Termination of Employment. (a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and the Employment Period shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for six consecutive months or 150 business days within any twelve month period as a result of a physical, mental or psychological incapacity or impairment.
     (b) Cause. The Company may terminate the Executive’s employment and the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
     (i) The Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company after receipt of a Notice requesting such performance given in accordance with the procedures and time periods described below;
     (ii) Willful and gross misconduct by the Executive in connection with his performance of services for the Employer;
     (iii) A willful and material breach by the Executive of the restrictive covenants and confidentiality provisions of the Agreement;
     (iv) Habitual substance abuse by the Executive that continues after receiving Notice given in accordance with the procedures and time periods described below;

     (v) Final disqualification of the Executive by a governmental agency from serving as an officer or director of the Company; or
     (vi) The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime (excluding any vehicular offense) or a crime involving fraud, forgery, embezzlement or similar conduct.
provided, however, that the actions in (iii) and (iv) above will not be considered Cause unless the Executive has failed to cure such actions (if curable) within 30 days of receiving written notice specifying with particularity the events allegedly giving rise to Cause and that such actions will not be considered Cause unless the Company provides such written notice within 90 days of the full Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action (a “Notice”). Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment and the Employment Period may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:
     (i) The removal from, or failure to re-elect to, or the requirement to share with another, the Executive’s position as either President or Chief Executive Officer of FR;
     (ii) A material diminution of, or material reduction or material adverse alteration in, the Executive’s duties or responsibilities, or the Board’s assignment to the Executive of duties, responsibilities or reporting requirements that are materially inconsistent with his positions (it being understood that if the Executive does not continue to be the Chief Executive Officer of a public company following a “Change in Control Event” (as defined below), such a material diminution, reduction and alteration shall be deemed to have occurred);
     (iii) The failure to nominate the Executive for election to Board at any meeting of Shareholders during the Employment Period at which the Executive’s Board seat is up for election;

     (iv) The reduction of the Executive’s Annual Base Salary, Target Bonus or maximum Annual Bonus potential;
     (v) The Company changes the Executive’s primary work location to more than 30 miles from its location as of the Effective Date resulting in an increase in the Executive’s commute to and from the Executive’s primary residence of 30 miles or more;
     (vi) The Employer or FR materially breaches the Agreement; or
     (vii) Despite Executive’s timely objection, the Company intentionally directs Executive to engage in unlawful conduct;
provided, however, that the actions in (i) through (vi) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 90 days of the Executive’s knowledge of the actions giving rise to the Good Reason, the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective) and the Executive terminates employment for Good Reason not later than thirty (30) days following the last day of the applicable cure period.
     (d) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder within the applicable time period set forth in this Agreement.
     (e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause, death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive resigns with or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such earlier or later date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason). Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

     4. Obligations of the Company upon Termination. (a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason. Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (y) the Executive shall terminate employment for Good Reason:
     (i) the Company shall pay to the Executive the following amounts:
     (A) a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and accrued vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”);
     (B) subject to the Executive’s delivery (and non-revocation) of an executed release of claims against the Employer, FR and their respective officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit B (the “Release”), which Release must be delivered to the Company not later than 22 days after the Date of Termination (or such longer period of time permitted by the Company, but in no event later than the latest business day that is not more than two months after the end of the calendar year in which the Date of Termination occurs) (the “Release Deadline”), an amount equal to two times the sum of (X) Executive’s Annual Base Salary as of the Date of Termination and (Y) Executive’s Target Bonus for the fiscal year in the which the Date of Termination occurs, paid (i) 50% in a cash lump sum on the 30th day following the Date of Termination and (ii) 50% in equal installments over 24 months following the Date of Termination in accordance with the Company’s normal payroll practices; provided, however, that if the Date of Termination occurs within 24 months following a Change in Control Event which also constitutes a “change in the ownership” of FR, a “change in effective control” of FR or a “change in the ownership of a substantial portion of the assets” of FR, as each such term is defined in Treas. Reg. Section 1.409A-3(i)(5), the payment described in this paragraph shall be made in a single lump sum not later than ten business days following the Date of Termination, and shall not be subject to the Executive’s execution of a Release; and
     (C) a lump-sum amount in cash equal to the product of (x) the Annual Bonus which would have been earned by the Executive for the fiscal year in which the Date of Termination occurs had the Executive remained employed throughout such fiscal year, based on the degree to which the applicable performance goals are achieved and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, which amount shall be paid on the date on which annual bonuses for the fiscal year in which the Date of Termination occurs are paid to senior executives of the Company generally, but not later than 75 days after the end of the fiscal year in which the Date of Termination occurs;
     (ii) For two years following the Date of Termination (the “Benefits Period”), the Company shall provide the Executive and Executive’s spouse and eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) no less favorable to those which the Executive and his spouse and eligible dependents were receiving immediately prior to the Date of Termination; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes; provided, further, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the Health Care Benefits provided hereunder shall cease. The benefits provided pursuant to this Section 4(a)(ii) are referred to hereafter as the “Post-Employment Health Care Benefits”; and
     (iii) To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
Notwithstanding the foregoing provisions of Section 4(a)(i), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the Company) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Date of Termination (the “409A Payment Date”).
For purposes of this Agreement, a “Change in Control Event” shall mean:
          (A) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of FR; or
     (B) The cessation, by the persons who, as of the date hereof, constitute the Board (the “Incumbent Directors”), as a result of a tender offer, proxy contest, merger or similar transaction or event (as opposed to turnover caused by death or resignation), to constitute at least a majority of the board of directors of the successor to FR, provided that any person becoming a director of FR subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, or by a Nominating Committee duly appointed by such Incumbent Directors, or by successors of either who shall have become Directors other than as a result of a hostile attempt to change Directors, whether through a tender offer, proxy contest or similar transaction or event (or settlement thereof), shall be considered an Incumbent Director; or
     (C) The consummation of:
          (I) A merger or consolidation of FR, if (X) the common stockholders of FR, as constituted in the aggregate immediately before such merger or consolidation do not, as a result of and following such merger or consolidation, own, directly or indirectly, more than fifth percent (50%) of the combined voting power of the then outstanding voting securities of the successor to FR resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of FR outstanding immediately before such merger or consolidation and (Y) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such merger or consolidation were not Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such merger or consolidation; or
          (II) A liquidation, sale or other ultimate disposition or transfer of fifty percent (50%) or more of the total assets of FR or the Employer, and their respective subsidiaries, without a concurrent or imminent plan to reinvest the proceeds therefrom in industrial real estate (a “50% or More Sale”). The parties agree and acknowledge that such a reinvestment plan could be a multi-year plan. A 50% or More Sale shall be deemed to have occurred hereunder at such time as FR shall have disposed, in a single transaction or set of related transactions, of more than fifty percent (50%) of the Net Asset Value (defined below) of its and its subsidiaries’ total real estate portfolio. Such percentage of the portfolio shall be deemed to have been transferred at such time as FR and its subsidiaries shall have disposed of fifty percent (50%) or more of their properties in relation to “Net Asset Value,” such term meaning the net value of its real estate assets calculated in accordance with customary and generally accepted principles of accounting and asset valuation used within the REIT industry.

          (D) Notwithstanding the immediately preceding clauses (A), (B) and (C), a Change in Control Event shall not be deemed to occur (1) solely because fifty percent (50%) or more of the combined voting power of the then-outstanding securities of FR is acquired by (X) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of FR, the Employer and/or their U.S. subsidiaries, or (Y) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by FR or by its stockholders in the same proportion as their ownership of stock in FR immediately prior to such acquisition or (2) as a result of any transaction in which the Executive participates in any manner with the person or entity affecting the acquisition or other applicable transaction that, if not for this sub-clause (D)(2), would be a Change in Control Event.
     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than (i) payment of Accrued Obligations and (ii) the Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits to which the Executive is entitled as in effect on the date of the Executive’s death.
     (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include disability benefits to which the Executive is entitled as in effect on the Disability Effective Date.
     (d) Cause; By the Executive other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.
     5. Change in Control Event. Immediately prior to the occurrence of a Change in Control Event, all outstanding and unvested equity-related awards (other than the Sign-On RSUs which shall not be subject to this Section 5) granted to the Executive shall fully vest, and if the Executive is terminated by the Company without Cause or resigns with Good Reason, in either case during the 24 month period commencing on a Change in Control Event, each stock option, stock appreciation right or similar security then held by the Executive shall expire on the earlier of (i) the later of (A) the expiration date as determined pursuant to the applicable agreement governing such security and (B) the second anniversary of the Date of Termination and (ii) the last day of the original term of such security.

     6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
     7. No Mitigation; Cooperation. (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
     (a) The Executive agrees that in the event this Agreement terminates for any reason, he shall, to the extent reasonably requested in writing thereafter (and subject to the Executive’s professional schedule), cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which the Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, and (ii) providing, in any jurisdiction in which the Company reasonably requests, truthful information or testimony relevant to the investigation or litigation. The Company agrees to pay the Executive reasonable compensation and reimburse the Executive for reasonable expenses incurred in connection with such cooperation.
     8. Mediation and Arbitration. Except only as otherwise provided in Section 9(g), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Agreement or the Executive’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. If the Company or the Executive, as the case may be, contends that a breach or threatened breach of this Agreement has occurred, or that a bona fide controversy exists hereunder, the Company or the Executive, as the case may be, may initiate the arbitration process as described in this Section 8 by filing a Notice of Arbitration with the AAA (after the 30-day mediation period described in the following sentences) and delivering a copy of the same to the other party (pursuant to Section 12(b) below). Prior to filing a Notice of Arbitration with the AAA, the party shall give the other party 30 days notice of intent to file such Notice of Arbitration. During such 30-day period, the parties shall seek to mediate the dispute to resolution, and if the dispute fails to be resolved within such period, the party may file the Notice of Arbitration any time thereafter. Such Notice of Arbitration shall request that the AAA submit to both the Executive and the Company a list of eleven (11) proposed arbitrators provided that no arbitrator shall be related to or affiliated with either of the parties. The arbitrator shall be selected by the parties from that list. No later than ten

(10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration (and delivered the Notice of Arbitration) shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall be promptly engaged by the parties to arbitrate the dispute, and the arbitrator shall be authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. If the Executive substantially prevails in such dispute (as determined by the arbitrator), the Company shall bear the reasonable costs of all counsel, experts or other representatives that are retained by the Executive (based on such counsel’s, experts’ or other representatives’ standard hourly rates), and all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. If the Executive is found by the arbitrator to have not substantially prevailed in such dispute, each party shall bear the costs of its own counsel, experts and other representatives, and the costs of the arbitration proceeding shall be evenly split between the Executive and the Company; provided, however, that the Executive shall bear the reasonable costs of all counsel, experts or other representatives that are retained by the Company (based on such counsel’s, experts’ or other representatives’ standard hourly rates), and all costs of the arbitration proceeding, to the extent incurred in connection with any frivolous claim or claim brought in bad faith by the Executive. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 9(g) of this Agreement. If the Executive ultimately prevails on any issue, then the Company shall pay interest at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Bank One, N.A. (or its successors) as its “prime” or “base” or “reference” rate of interest, on the amount the arbitrator awards to the Executive (exclusive of attorneys’ fees and costs and expenses of the arbitration), such interest to be calculated from the date the amount would have been paid under this Agreement, but for the dispute, through the date payment (inclusive of interest) is made. Nothing contained in this Section 8 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Agreement. In order to comply with Section 409A of the Code, in no event shall the payments by the Company of the Executive’s attorney’s fees, costs and expenses (if payable by the Company) under this Section 8 be made later than the end of the calendar year next following the calendar year in which such dispute is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such dispute is finally resolved. The amount of such legal fees, costs and expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Employer is obligated to pay in any other calendar year, and the Executive’s right to have the Employer pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
     9. Restrictive Covenants. (a) Confidential Information. During the Employment Period and thereafter, the Executive shall not use for the Executive’s own purposes or for the benefit of any person other than the Company, and shall keep secret and retain in the strictest confidence, any secret or confidential information, knowledge or data relating to the

Company or any affiliated company, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it. Anything herein to the contrary notwithstanding, the provisions of this Section 9 shall not apply to information (i) required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) disclosed to counsel or a tribunal in the context of any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 9, (iv) that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive or (v) the disclosure of which the Executive determines in good faith is consistent with the performance of his duties for the Company.
     (b) Non-competition. The Company and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Company, and have agreed that as an essential inducement for and in consideration of this Agreement and the Company’s agreement to make the payment of the amounts described in Sections 2(b) and 4 hereof when and as herein described, the Executive hereby agrees, except with the express prior written discretionary consent of the Company, that for a period of one (1) year after the Date of Termination (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Company by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to (i) any industrial or mixed office/industrial (but not pure office) REIT or real estate operating company (a “Peer Group Member”) or (ii) any other person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, as a material component of its business (other than for its own use as an owner or user), invests in, or otherwise provides capital to, industrial warehouse facilities and properties similar to the Company’s investments and holdings, in each case, (A) in any geographic market or territory in which the Company owns properties or has an office either as of the date hereof or as of the Date of Termination of the Executive’s employment; or (B) in any market in which an acquisition or other investment by the Company or any affiliate of the Company is pending or proposed in a written plan as of the date of termination, whether or not embodied in any formalized, written legal document; provided, that the Executive’s continued service on the board of directors of Starwood Hotels and Resorts Worldwide, Inc. shall not be deemed to be a violation of this Section 8(b). The Executive will not be considered to have violated this Section 9(b) if the Executive becomes employed, engaged or associated in any capacity with an organization that competes with the Company so long as the Executive does not participate in any manner whatsoever in the management or operations of the part of such organization that so competes.
     (c) Investment Opportunities; Customer Non-Solicit. In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Company that is in the Pipeline or as to any customer or prospect of Company on the Customer List, in each case, as of the effective date of the termination of the Executive’s employment. Within ten (10) business days after the Date of Termination, the Company shall deliver to the Executive a written statement of the investment opportunities in the Pipeline as of the Date of Termination (the “Pipeline Statement”) and a list of the deal opportunities and the actual and prospective entities with whom the Company proposes to pursue such deal opportunities from time to time (the “Customer List”), and the Executive shall then review the Pipeline Statement and the Customer List for accuracy and completeness, to the best of his knowledge, and advise the Company of any corrections required to the Pipeline Statement and the Customer List. The Executive’s receipt of any severance amount under Section 4 of this Agreement shall be conditioned on his either acknowledging, in writing, the accuracy and completeness of the Pipeline Statement and the Customer List, or advising the Company, in writing, of any corrections or revisions required to the Pipeline Statement and the Customer List in order to make them accurate and complete, to the best of the Executive’s knowledge. The restrictions concerning each and every individual investment opportunity in the Pipeline shall continue until the first to occur of (a) expiration of the Restrictive Period; or (b) the Executive’s receipt from the Company of written notice that the Company has abandoned such investment opportunity, such notice not to affect the restrictions on all other investment opportunities contained in the Pipeline Statement during the remainder of the Restrictive Period. For purposes of this Agreement, investment opportunity shall be considered in the “Pipeline” if, as of the Date of Termination, the investment opportunity is pending (for example, is the subject of a letter of intent) or proposed (for example, has been presented to, or been bid on by, the Company in writing or otherwise) or under consideration by the Company, whether at the Management Committee, IC, staff level(s) or otherwise, and relates to any of the following potential forms of transaction: (i) an acquisition for cash; (ii) an UPREIT transaction; (iii) a development project or venture; (iv) a joint venture partnership or other cooperative relationship, whether through a DOWNREIT relationship or otherwise; (v) an “Opportunity Fund” or other private investment in or co-investment with the Company; (vi) any debt placement opportunity by or in Company; (vii) any service or other fee-generating opportunity by the Company; or (viii) any other investment by the Company or an affiliate of the Company, in or with any party or by any party in the Company or an affiliate of the Company. Notwithstanding the foregoing, the Executive’s continued investment in, and development of, industrial properties in which the Executive has an interest as of the date hereof and set forth on Exhibit C hereto shall not violate this Agreement.
     (d) Non-solicitation of Employees. In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Agreement, the Executive hereby agrees, except with the express prior written consent of the Company (which may be given or withheld in the Company’s sole discretion), for a period of two (2) years following the Date of Termination, not to directly or indirectly solicit or induce any employee of the Company to terminate his or her employment with Company so as to become employed by or otherwise render services to any entity with which the Executive has any form of business or economic relationship, or otherwise with any of the entities set forth in Sections 9(b) and (c) above.
     (e) Non-Disparagement. Except as required by law or legal process, the Executive agrees not to make any material public disparaging or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic. In particular, the Executive agrees, except as required by law or legal process, to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Company’s business in any material respect. In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees, except as required by law or legal process, not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Company’s business, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. Except as required by law or legal process, the Company agrees that neither it nor its directors or executive officers shall make any material public disparaging, negative or defamatory comments, whether written or oral or electronic, about the Executive, including the Executive’s character, personality or business acumen or reputation. In particular, the Company agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall make any public statements including, but not limited to, press releases, statements to journalists, prospective employers of, or partners with the Executive, interviews, editorials, commentaries or speeches, that disparage or are defamatory to the Executive in any material respect. In addition, the Company further agrees that, except as required by law or legal process, neither it nor its directors or executive officers shall provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Executive, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. For purposes of this Agreement, a “public statement” shall mean any statement to a third party other than a statement made to a person who is an immediate family member or legal representative of the speaker (an “Excluded Person”); provided that a statement to an Excluded Person which is repeated by the Excluded Person to a person which is not an Excluded Person, with attribution to the original speaker, shall be considered a public statement for purposes of this Section 9(e).
     (f) Prior Notice Required. The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Restrictive Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement.
     (e) Return Of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all

Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs. Anything to the contrary notwithstanding, nothing in this Section 9(e) shall prevent the Executive from retaining a home security system, papers and other materials of a personal nature, including personal diaries, copies of calendars and Rolodexes, information relating to the Executive’s compensation or relating to reimbursement of expenses, information that the Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to the Executive’s employment.
          (f) Executive Covenants Generally.
     (i) The Executive’s covenants as set forth in this Section 9 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
     (ii) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 9, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.
          (g) Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 9. Therefore, in the event of a breach or threatened breach of this Section 9, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

     (h) Interpretation. For purposes of this Section 9, references to “the Company” shall mean the Company as hereinbefore defined and any of the controlled affiliated companies of either the Employer or FR.
     10. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment from the Employer (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that the Executive would be entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4(a)(i)(B) and (ii) Section 4(a)(ii). The Employer’s obligation to make Gross-Up Payments under this Section 10 shall not be conditioned upon the Executive’s termination of employment.
     (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm which audited FR prior to the corporate transaction which results in the application of the Excise Tax (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Employer should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Employer exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive.
     (c) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that the Employer desires to contest such claim, the Executive shall:
     (i) give the Employer any information reasonably requested by the Employer relating to such claim,
     (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,
     (iii) cooperate with the Employer in good faith in order effectively to contest such claim, and
     (iv) permit the Employer to participate in any proceedings relating to such claim;
provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Employer shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that, if the Employer pays such claim and directs the Executive to sue for a refund, the Employer shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Employer of an amount on the Executive’s behalf pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Employer’s complying with the requirements of Section 10(c), if applicable) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Employer of an amount on the Executive’s behalf pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Employer to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 10(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other pro-vision of this Section 10, the Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) The following terms shall have the following meanings for purposes of this Section 8.
     (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
     (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
     (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
     (iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
          (g) The Executive and the Employer hereby agree that the foregoing provisions of Section 10 of this Agreement shall supersede any and all provisions with respect to

Sections 280G or 4999 of the Code in any plan, program, policy or other arrangement of the Employer to which the Executive is a participant, including without limitation, the Employer’s 2008 Omnibus Incentive Plan (or any comparable successor or predecessor equity plan).
     11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. From and after the Effective Date, this Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.
     (b) All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery or overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company. With a copy to:

Kirkland & Ellis LLP 153 East 53rd Street New York, New York 10022 Attention: Scott D. Price, Esq.

If to the Company:	First Industrial, L.P. 311 S Wacker Drive, Suite 4000 Chicago, IL 60606-6678

Attention: Chairman of the Board of Directors and Vice President — Legal

With copies to:

First Industrial Realty Trust, Inc. 311 S. Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attention: Chairman of the Board of Directors

and

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Michael J. Segal, Esq.

and

Barack Ferrazzano Kirschbaum & Nagelberg LLP Suite 3900 200 West Madison Street Chicago IL 60606 Attention: Howard Nagelberg, Esq.
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
     (g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to a Change of Control but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.
     (c) The Executive represents that as of the date hereof, no existing covenant or other obligation (including but not limited to in respect of Starwood Hotels and Resorts Worldwide, Inc.) restricts the Executive’s obligation to enter into this Agreement with the Employer and to perform his duties hereunder.
     13 Recoupment. (a) In the event of a material inaccuracy in the Employer’s or FR’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Employer shall have the right to take appropriate action to recoup from the Executive any portion of any incentive compensation received by the Executive the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, the Executive otherwise would not have received such incentive compensation (or portion thereof). In the event the Employer is entitled to, and seeks, recoupment under this Section 12, the Executive shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such incentive compensation which the Employer is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such incentive compensation which the Employer is entitled to recoup and as to which the Employer seeks recoupment hereunder, the

Executive acknowledges and agrees that the Employer shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) to take any other appropriate action to recoup such payments. The Employer’s right of recoupment pursuant to this Section 13 shall apply only if the demand for recoupment is made not later than three years following the payment of applicable incentive compensation.
     (b) The Employer must seek recoupment of any such payments from the Executive within six (6) months of the Board’s actual knowledge of the material financial statement inaccuracy which forms the basis for such recoupment pursuant to Section 13(a).
     (c) The rights contained in this Section 13 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under any other Company recoupment policy or other agreement or arrangement with the Executive.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board and its Managing Member, FR and the Employer, respectively, have caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

BRUCE W. DUNCAN

/s/ Bruce W. Duncan

FIRST INDUSTRIAL, L.P.

By:	/s/ W. Edwin Tyler

	Name:	First Industrial Realty Trust, Inc.
	Title:	General Partner
	By:	W. Edwin Tyler, Interim Chief Executive Officer and President

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ W. Edwin Tyler

	Name:	W. Edwin Tyler
	Title:	Interim Chief Executive Officer and President

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